As filed with the Securities and Exchange Commission on June 4, 1998
                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         AMCOL INTERNATIONAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                                                 36-0724340
(State of Incorporation)                                   (I.R.S. Employer
                                                         Identification Number)

              One North Arlington, 1500 West Shure Drive, Suite 500
                     Arlington Heights, Illinois 60004-7803
   (Address, including Zip Code, of Registrant's Principal Executive Offices)


          AMCOL International Corporation 1998 Long-Term Incentive Plan
                            (Full Title of the Plan)

                                 Paul G. Shelton
                             Chief Financial Officer
                         AMCOL International Corporation
                               One North Arlington
                        1500 West Shure Drive, Suite 500
                     Arlington Heights, Illinois 60004-7803
                                 (847) 394-8730
           (Name, Address, and Telephone Number of Agent For Service)

                                   Copies to:
                            Clarence O. Redman, Esq.
                              Lord, Bissell & Brook
                            115 South LaSalle Street
                             Chicago, Illinois 60603
                                 (312) 443-0700

                                          CALCULATION OF REGISTRATION FEE

Title of securities    Amount to be        Proposed maximum          Proposed maximum            Amount of
to be registered       registered (1)(2)   offering price per share  aggregate offering price    registration fee

Common Stock               1,900,000              $13.44(3)                $25,543,700(3)            $7,535(3)

(1)      Represents the maximum number of shares of Common Stock of the Company that may be issued hereunder.
(2)      Together with an  indeterminant  number of  additional  shares which may be necessary to adjust the number of shares  reserved  for  issuance  pursuant  to the Plan as a result of any  future  stock  split,  stock dividend or similar adjustment of the outstanding Common Stock of the Company.
(3)      Estimated  pursuant to Rule  457(c) and (h) of the  Securities  Act solely for the purpose of  calculating the  registration  fee and based on an  exercise  price of $14.06  with  respect to 20,000  shares and the average of the high and low prices of the Common Stock as reported by the Nasdaq  National  Market on June
         1, 1998 with respect to the remaining 1,880,000 shares.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission (the "Commission"):

1. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

2. The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

3. The description of the shares of the Registrant's Common Stock, $0.01 par value per share, contained in the Registrant's Form 10 filed with the Securities and Exchange Commission on July 27, 1987.

     In addition, each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the
Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any subsequently furnished appendix to this Registration Statement.

Item 4. Description of Securities.

        Not  Applicable.

Item 5. Interests of Named Experts and Counsel.

     Clarence O. Redman, a Director and Secretary of the Company, is of counsel to Lord, Bissell & Brook, the law firm that serves as corporate counsel to the Company. As of June 4, 1998, Mr. Redman beneficially owned 68,138 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

     The Registrant's Restated Certificate of Incorporation and By-Laws provide that the Registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct was unlawful.

     Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Restated Certificate of Incorporation includes a provision which eliminates to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

     See the Index to Exhibits immediately following the signature page.

Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     A. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
(1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Arlington Heights, State of Illinois, on June 4, 1998.

                                      AMCOL INTERNATIONAL CORPORATION

                                      By:  /s/  John Hughes
                                      Name:  John Hughes
                                      Its:  President; Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul G. Shelton and Clarence O. Redman or either of them with power to act without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME AND CAPACITY                                                    DATE



   /s/   John Hughes                                             June 4, 1998
John Hughes
President, Chief Executive Officer and Director


   /s/   Lawrence E. Washow                                      June 4, 1998
Lawrence E. Washow
Executive Vice President, Chief Operating Officer
and Director

   /s/   Paul G. Shelton                                         June 4, 1998
Paul G. Shelton
Senior Vice President, Chief Financial Officer;
Treasurer and Director


   /s/   C. Eugene Ray                                           June 4, 1998
C. Eugene Ray
Chairman of the Board and Director


   /s/   Jay D. Proops                                           June 4, 1998
Jay D. Proops
Director


   /s/   James A. McClung                                        June 4, 1998
James A. McClung
Director


   /s/   Robert E. Driscoll, III                                 June 4, 1998
Robert E. Driscoll, III
Director


   /s/   Raymond A. Foos                                         June 4, 1998
Raymond A. Foos
Director


   /s/   Clarence O. Redman                                      June 4, 1998
Clarence O. Redman
Director


   /s/   Arthur Brown                                            June 4, 1998
Arthur Brown
Director


   /s/   Dale E. Stahl                                           June 4, 1998
Dale E. Stahl
Director


   /s/   Audrey L. Weaver                                        June 4, 1998
Audrey L. Weaver
Director


   /s/   Paul C. Weaver                                          June 4, 1998
Paul C. Weaver
Director

                                INDEX TO EXHIBITS
Exhibit
No.                        Description

4.1                        Article  Four  of  the  Company's  Restated   Certificate  of
                           Incorporation (1)

4.2                        AMCOL  International  Corporation  1998  Long-Term  Incentive
                           Plan (filed herewith)

5                          Opinion of Lord, Bissell & Brook (filed herewith)

23.1                       Consent of KPMG Peat Marwick LLP (filed herewith)

23.2                       Consent  of Lord,  Bissell  & Brook  (included  in  Exhibit 5 above)

24                         Power of Attorney of certain  officers  and  directors of the
                           Company (included on the signature page)

______________

(1)   Exhibit is  incorporated  by reference to the  Registrant's  Form S-3 filed with the  Securities and Exchange
     Commission on September 15, 1993.